Exhibit 10.7

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is effective as of the 22nd day of December, 2003 (the “Effective Date”) by and between Devax, Inc., a Delaware corporation (“Devax”), and Occam International, B.V., a Netherlands corporation (“Occam”), a wholly owned subsidiary of Sun Biomedical, Ltd., a Bermuda corporation. Occam and Devax will be referred to collectively as the “Parties”.

RECITALS

A. Occam and its Affiliates are engaged in conducting research and clinical trials relating to drug-eluting stents using various proprietary drug compounds. In the course of such research and clinical trials, Occam has acquired and/or developed certain proprietary technologies and techniques, including Occam’s Drug/Polymer Composite Formulation (as set forth on Exhibit 2, attached hereto).

B. Devax possesses the rights to certain bifurcated stent systems (conical and cylindrical) used in connection with the treatment of vascular bifurcations (the “Devax Stents”).

C. Devax desires to license from Occam, and Occam desires to license to Devax, the right to use Occam’s Drug/Polymer Composite Formulation on Devax Stents, subject to the terms and conditions of this Agreement.

D. Devax desires to utilize the services of Occam or its designee for the purpose of coating Devax’s stents with Occam’s Drug/Polymer Composite Formulation, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Except as otherwise indicated, all agreements or instruments defined or identified below will mean such agreements or instruments as from time to time assigned, modified, supplemented or amended in accordance with their respective terms.

1.1 “Affiliate” of a Person means another Person controlled by, controlling or under common control with such Person. For purposes of this definition, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting interest or equity of such Person.

1.2 “Biolimus A9” means the rapamycin derivative synthesized by Occam or its Affiliates which is used by Biosensors Singapore in its STEALTH I trial in Europe and further described in the patent applications in Exhibit 1.

1.3 “CE Mark” means the declaration of conformity according to Medical Device Directive 93/42/EEC, after receipt of all approvals necessary or required for the commercialization in the European Union of a medical device product.

1.4 “Confidential Information” is defined in Section 11.1.

1.5 “Devax’s Indemnified Persons” means Devax and its directors, officers, shareholders, employees and representatives.

1.6 “Devax’s Non-Exclusive Licensed Field of Use” means any applications, procedures, processes or other uses related to drug-eluting, self-expanding Stents solely for use in vascular bifurcations.

1.7 “Enforcement Limitations” is defined in Section 7.2.

1.8 “Excluded Technology” means (i) any proprietary compound of Occam or its Affiliates other than Occam’s Drug/Polymer Composite Formulation including Biolimus A9 and (ii) know-how to the extent related to any proprietary stent of Occam or its Affiliates.

1.9 “FDA” means the U.S. Food and Drug Administration.

1.10 “GAAP” means generally accepted accounting principles, consistently applied.

1.11 “Inventions” shall refer to any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions include, but are not limited to, all trade secrets, designs, discoveries, formulae, processes, manufacturing techniques, improvements and ideas.

1.12 “Late Loss” with respect to analysis of in-stent restenosis in humans, shall mean the average neointimal thickness inside the stent at angiographic followup, as determined by the angiographic core lab. With respect to test animals, Late Loss shall be determined by histomorphometric analysis of 3 tissue sections taken from center, distal, and proximal portions of the stent, and shall be the average of the Late Loss in the three tissue sections, where for each section, average lumen diameter is measured by averaging lumen diameter at three points around the lumen circumference, and then by subtracting the average lumen diameter result from the average inside diameter of the Stent and dividing by two.

1.13 “Letter of Intent” means the letter dated August 5, 2003 executed by Devax and Occam.

1.14 “Licensed Assets” means Licensed Patents and Licensed Know-How owned or controlled by Occam or any of its Affiliates as of the Effective Date related to Occam’s Drug/Polymer Composite Formulation that provides local delivery of Biolimus A9.

1.15 “Licensed Know-How” means any information, concepts, data and know-how owned or controlled by Occam or any Affiliate of Occam existing as of the Effective Date and any manufacturing methods or process improvements developed by Occam or its Affiliates for Occam’s Drug/Polymer Composite Formulation during the term of this Agreement. Licensed Know-How specifically excludes know-how to the extent related to any Excluded Technology.

1.16 “Licensed Patents” means (i) those certain patents, patent applications and invention disclosures owned or controlled by Occam or any of its Affiliates as of the date of this Agreement related to Occam’s Drug/Polymer Composite Formulation as set forth on Exhibit 2, (ii) all patents that are continuations-in-part, substitutions, confirmations, divisionals, reissues, registrations, re-examinations, revalidations, extensions, foreign counterparts or are otherwise based on or claim priority to the patents, patent applications and invention disclosures referred to in subsection (i) hereinabove, and (iii) all patents and patent applications relating to the Licensed Know-How, but in the case of each of (i), (ii) and (iii) above, only to the extent that claims or portions of claims cover Occam’s Drug/Polymer Composite Formulation’s use with Biolimus A9 and specifically excluding any embodiments of a patented claim that read on Excluded Technology. Occam shall promptly notify Devax of all new patents that are part of the Licensed Patents and Exhibit 1 shall be automatically amended accordingly.

1.17 “Losses” means all losses, damages, demands, claims, assessments, liabilities, payments and obligations, and all expenses related thereto. Losses will include any reasonable legal fees and costs incurred by an Indemnified Person in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is provided under Article IX whether or not such Indemnified Person is made or becomes a party to any claim or legal action.

1.18 “Material Adverse Effect” means any change, effect, fact, event, occurrence, state of facts or development that, individually or together with any other changes, effects, facts, events, occurrences, states of fact or developments which materially and adversely affects the ability of the applicable Party to perform its obligations under this Agreement.

1.19 “Net Sales” means the gross sales of Royalty Bearing Products by Devax, Devax’s Affiliates, and Sublicensees to third parties, less the amount actually allowed to such third parties for (a) allowances on account of the rejection or return of products previously sold, (b) customary trade discounts and rebates to customers to the extent actually allowed and taken, (c) actual cost of transportation, insurance, shipping and handling charges, and (d) sales, excise, turnover and similar taxes and any duties and other governmental charges imposed upon the importation, use or sale of Royalty Bearing Products. If a Royalty Bearing Product is sold as part of a larger bundle or kit that incorporates or includes other products in addition to the Royalty Bearing Product, Net Sales will be computed using an average net selling price of the Royalty Bearing Product sold separately or, if such average net selling price is unavailable, it will be computed using only that part of such sale as the Parties reasonably agree is reasonably allocated to the value of the Royalty Bearing Product as compared to the value of the larger bundle or kit sold without the Royalty Bearing Product.

1.20 “Occam’s Drug/Polymer Composite Formulation” means the drug/polymer composite formulation described in Exhibit 2.

1.21 “Occam’s Indemnified Persons” means Occam, its Affiliates and their respective directors, officers, shareholders, employees and representatives.

1.22 “Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body, agency or authority.

1.23 “Research” means research and pre-clinical and clinical development and trials by Occam or any of its Affiliates relating to drug-eluting Stents.

1.24 “Restenosis Rate” means the in-stent, binary restenosis rate as determined by the Cardiovascular Research Foundation Qualitative Core Laboratory, or such other quantitative angiographic analysis core laboratory to which the Parties mutually agree.

1.25 “Royalty Bearing Product” means a drug-eluting Stent or Stent System sold by Devax, an Affiliate of Devax, or a Sublicensee of Devax (i) incorporating Occam’s Drug/Polymer Composite Formulation; or (ii) incorporating developmental, pre-clinical or clinical data related to Occam’s Drug/Polymer Composite Formulation in connection with obtaining regulatory approval of such product.

1.26 “Specifications” means those specifications regarding Occam’s Drug/Polymer Composite Formulation as it is applied to the Stents as the parties agree to pursuant to Section 8.11 below.

1.27 “Stent” means a device or graft that is implanted into a vessel to serve as scaffolding.

1.28 “Stent System” means a Stent mounted on a catheter. Stent System shall not include any other devices that may be supplied with the Stent other than the delivery catheter.

1.29 “Sublicensee” means a permitted sublicensee or assignee of the applicable Party.

ARTICLE II

GRANT OF LICENSE

2.1 Devax’s Non-Exclusive License. Subject to the terms of this Agreement, Occam hereby grants to Devax a royalty bearing, non-exclusive, worldwide license to, import, export, use, sell, and offer for sale Devax’s Stents utilizing Occam’s Drug/Polymer Composite Formulation for use in Devax’s Non-Exclusive Licensed Field of Use (“Devax’s Non-Exclusive License”). Devax shall not sublicense any of its rights acquired hereunder without the prior written consent of Occam, which consent may be withheld in Occam’s sole discretion; provided, however, that Devax may appoint distributors, sales representatives and other marketing partners.

2.2 Diligence. Devax hereby agrees to use its commercially reasonable efforts to develop and commercialize Devax’s Stents utilizing Occam’s Drug/Polymer Composite Formulation, to conduct such tests and trials and obtain such approvals as may be necessary for the sale of the Devax Stents incorporating Occam’s Drug/Polymer Composite Formulation in the United States and other major countries, and to generate royalties therefrom. During the term of this Agreement, or any

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

renewals thereof, Devax shall not make, use, sell, or offer to sell any drug eluting stent using rapamycin, or any of its derivatives other than Biolimus A9.

2.3 Right to Terminate. If Devax fails to obtain CE Mark approval for a Royalty Bearing Product within [***] after the Effective Date or fails to commence commercial sales of Devax’s Stents utilizing Occam’s Drug/Polymer Composite Formulation outside the United States by [***] or within the United States by [***], Occam shall have the right to terminate this Agreement upon ninety (90) days’ written notice to Devax given within sixty (60) days of the applicable failure.

ARTICLE III

COATING SERVICES

3.1 Purchase of Coating Services. Devax shall retain the services of Occam or its designee on a contract basis to apply Occam’s Drug/Polymer Composite Formulation to Devax’s stents (the “Coating Services”). So long as this Agreement remains in force and effect, and subject to Section 3.8 below, Devax shall only use Occam or its designee to perform the Coating Services on Devax’s Stents. Any third party that Occam intends to use to perform the Coating Services, other than Occam’s Affiliates, shall be subject to Devax’s approval, which will not be unreasonably withheld. In the event of any shortage of capacity or material relating to Occam’s Drug/Polymer Composite Formulation, Occam shall allocate such resources to fill Devax’s orders in the same proportion as Devax’s orders relate to orders from all customers of Occam.

3.2 Forecasts and Purchase Orders. Commencing within sixty (60) days after the Effective Date, at the beginning of each calendar month, Devax shall provide a forecast of the number of Stents to be coated during the following twelve (12) month period (the “Forecasts”), by month. The first three (3) months of each Forecast shall be binding and the balance shall be for planning purposes. In addition, Devax shall provide Occam with purchase orders for the Coating Services (the “Purchase Orders”) corresponding with at least the binding portion of each Forecast. The Purchase Orders shall specify the number of Stents which Devax desires to be coated by Occam and Devax’s desired date of completion, which in any case shall not be less than thirty (30) days after the date on which the Purchase Order is delivered to Occam. Each such Purchase Order shall be subject to acceptance by Occam, except that Occam shall accept all Purchase Orders corresponding to the number of Stents in the binding portion of the Forecast for such months. To the extent any such Purchase Orders for any month exceed 100% of the Forecast issued ninety (90) days prior to such month, Occam shall use its commercially reasonable efforts to coat such excess number of Stents. Each Purchase Order and any acknowledgment thereof shall be governed by the terms of this Agreement, rather than any inconsistent terms which may be set forth in the purchase order or acknowledgment, except for those terms specifying quantity, delivery dates, shipping or delivery instructions and other general information.

3.3 Delivery of Stents. Stents shall be shipped by Devax bulk non-sterile to Occam or its permitted designee in accordance with each applicable Purchase Order. Occam or its permitted designee shall apply Occam’s Drug/Polymer Composite Formulation to the Stents and ship coated

Stents to Devax bulk non-sterile, for further processing by Devax. Unless otherwise agreed, the coated Stents shall be returned to Devax within ninety (90) days of the delivery of the uncoated Stents to Occam by Devax. Title to Stents and to coated Stents shall remain with Devax, provided Occam shall be liable for any loss or damages to Stents while such Stents are in the possession of or under the control of Occam or its agents.

3.4 Compliance with Laws and Regulations. The Coating Services shall be performed by Occam or its permitted designee in accordance with all applicable laws and regulations including, where applicable, the FDA rules and regulations and Good Manufacturing Practices as promulgated by the FDA in effect at the time the coating services are performed. Occam or its permitted designee shall maintain such quality control systems and procedures as shall be appropriate to allow compliance with the requirements of International Standards Organization 9000 Series standards as applicable to Occam or its permitted designee. Occam shall promptly notify Devax prior to making any material change in the coating process or components. Occam shall not implement such change without the written consent of Devax, unless such change is required to ensure the safety or efficacy of the product. Occam shall keep complete and accurate records pertaining to the Coating Services for at least three (3) years or for such longer period if and as required by applicable law or regulation. Occam shall make available such records to Devax for such lawful purpose as Devax may reasonably request in writing.

3.5 Conformity with Specifications. The coated Stents shall be subjected to quality control inspection by Occam in accordance with Occam’s quality control standards and systems. Occam shall certify that the coated Stents, when shipped to Devax hereunder, shall comply with the Specifications. Each shipment of Stents shall be accompanied by a certificate of compliance stating the results of Occam’s release testing and compliance with the Specifications, the costs of which shall be included in Occam’s cost of manufacturing.

3.6 Other Services. At the request of Devax and subject to the further approval of Occam or its designee, Occam may make available to Devax (i) additional laboratory analysis services, including, characterization of the drug release characteristics of the coated Devax Stent, drug elution, biocompatibility, design verification and process validation; and (ii) required animal studies and other scientific studies which may be required by regulatory authorities to obtain regulatory approvals (collectively “Laboratory Services”). Notwithstanding the foregoing, Occam’s refusal or inability to provide Laboratory Services on a timely basis to Devax shall in no way diminish or excuse Devax’s performance obligations under this Agreement. If Devax requests Laboratory Services from Occam, Occam or its designee shall provide a price quotation and proposed delivery schedule for the performance of such services, taking into account Occam’s own testing schedule for in-house products and other commitments to third parties. Devax shall have the right to obtain Laboratory Services from other vendors so long as a copy of the test results and procedures used are supplied to Occam promptly after they are completed (such information being subject to the confidentiality provisions contained in this Agreement) and any such third party vendor agrees in writing to be bound by the confidentiality provisions contained in this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3.7 Payment for Coating Services.

(a) In consideration of the Coating Services to be performed by Occam or its designee hereunder, Devax shall pay for each coated Stent meeting the Specifications delivered to Devax, [***].

(b) For purposes of this Section 3.7, “standard cost” shall mean the cost of Occam and its Affiliates (expressed on a per unit coated basis) of coating the Stents, including raw materials and direct labor and benefits (i.e., that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production and testing (including the release testing described in Section 3.5 above) which can be identified with or charged to such coated Stents), determined in accordance with GAAP. Standard cost shall include the proportionate cost of any overhead, including without limitation, indirect labor, related payroll taxes, employee benefits, depreciation, taxes, insurance, rent, repairs and maintenance, supplies, utilities, factory administrative expenses, applications engineering specific to coating the Devax Stent, and start-up costs, but shall exclude any costs related to under-utilized capacity. Occam shall use commercially reasonable efforts to reduce the standard costs of coated Stents. Occam may adjust the standard cost not more often than once per year, unless there is a greater than five percent (5%) change in process yield, labor or material costs (other than a change arising from Occam failing to meet the target yield to be set forth in the Specifications) in which case Occam shall have the right to adjust the standard cost with thirty (30) days notice to Devax. In no event shall the standard cost increase more than the amount of increase in the Producer Price Index for pharmaceutical preparations (PCU 2834) as published by the Bureau of Labor Statistics of the U.S. Department of Labor (web address: http://www.bls.gov/data/home.htm) for the corresponding period.

(c) Devax shall have the right to audit the records of Occam pertaining to the determination of its standard cost. Occam will provide Devax and its representatives with access to the records during reasonable business hours, to check, at Devax’s expense, the standard costs under this Agreement. Devax will give Occam written notice of its election to audit the records related to the standard cost due not less than ten (10) business days prior to the proposed date of review of Occam’s records by Devax’s representatives. Any such audit shall be conducted by a licensed certified public accountant who shall be required to execute a non-disclosure agreement prior to reviewing any of Occam’s records. Occam will maintain sufficient records to permit the audit for three (3) years. Upon completion of any audit, the auditors will report to Devax the amount of the discrepancy in standard costs, if any, and Devax will promptly provide a copy of the results to Occam. If an audit reveals an underpayment or overpayment by Devax, Devax will pay, or Occam will refund, as applicable, the amount due; provided, however, that no payment shall be due from Occam if the standard cost was properly determined, within five percent (5%) either way, under principles of GAAP based on the average of the previous year’s data. Each party shall be responsible for their own expenses in connection with the audit. Any disagreement as to the results of the audit shall be decided by neutral, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one party after service of that request on the other party. The parties shall attempt to agree on one arbitrator. If they cannot agree

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

on one arbitrator, each party shall select one arbitrator and those two arbitrators shall agree upon a third arbitrator who alone shall hear and determine the dispute. The cost of the arbitration shall be borne equally by the parties. All arbitrators designated by the parties shall be retired judges who previously presided in courts in the State of California. The arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure and the parties shall have the right to discovery in accordance with California Code of Civil Procedure Section 1283.05.

(d) Occam shall tender invoices to Devax for all services performed, which invoices shall be due and payable no later than thirty (30) days after the later of the date of invoice or date of shipment of the coated Stents covered by such invoice.

(e) The parties acknowledge that due to variations in yield not all of the Stents provided to Occam will be coated in accordance with the Specifications, and Devax agrees to provide Occam with enough Stents to yield the quantity ordered pursuant to Section 3.2 above.

3.8 Devax’s Right to Manufacture in Certain Events.

(a) Contingent Manufacturing Right. If Devax has met all of its obligations and is not in default under this Agreement, Occam shall grant to Devax the right to manufacture Occam’s Drug/Polymer Composite Formulation and to apply it to Devax’s Stents in the following instances, each of which shall be referred to as a “Supply Failure”:

(i) in the event the Occam fails to fill [***] of Devax’s orders with coated Stents conforming to the Specifications (forecasted and ordered in accordance with Section 3.2) for any [***]; or

(ii) upon the cessation of operations of Occam relating to Occam’s Drug/Polymer Composite Formulation, the dissolution or winding up of Occam, or the commencement of voluntary or involuntary bankruptcy or insolvency proceedings, which proceedings are not dismissed within sixty (60) days, unless this Agreement has been terminated. Notwithstanding the foregoing, in all cases, Devax shall be required to pay to Occam or its successor in interest, all payments required under this Agreement.

(b) Licensed Assets. In the event of a Supply Failure, Occam shall grant a non-exclusive license to Devax for the for the balance of the term of this Agreement of the Licensed Assets (comprised of Licensed Patents and Licensed Know-How) to enable Devax to make Occam’s Drug/Polymer Composite Formulation and perform the Coating Services on the Devax Stents on its own and in its own facility. If the non-exclusive license is granted hereunder, Devax shall have the right to sublicense its rights thereunder to contract manufacturers; provided, however (i) that such contract manufacturers execute confidentiality agreements containing the confidentiality obligations set forth in Article X hereof; and (ii) Devax obtains Occam’s prior written consent, which consent shall not be unreasonably withheld.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [ * * * ], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 506 OF THE SECURITIES ACT OF 1933, AS AMENDED

ARTICLE IV

PAYMENTS

4.1 Payments. In consideration of the Non-Exclusive License granted by Occam under this Agreement, Devax will pay to Occam the following:

(a) [ * * * ] upon completion of Devax’s due diligence investigation with regard to the Licensed Patents and pre-clinical data regarding Occam’s Drug/Polymer Composite Formulation, which investigation shall be completed sixty (60) days after the receipt by Devax of such information from Occam, and Devax’s reasonable satisfaction with the results of such investigation. If Devax requests additional documents from Occam, it will not extend the length of the due diligence period so long as Occam acts diligently in getting the requested documents to Devax. Subject to the execution of a confidentiality agreement by Devax’s counsel, Occam shall provide Devax’s counsel (but not Devax) with a copy of the patent applications for the Licensed Patents, the molecular structure of Biolimus A9, and a written evaluation of prior art with respect to Occam’s Drug/Polymer Composite Formulation. Occam disclaims any and all warranties, express and implied, with respect to any such written evaluation of prior art provided to Devax’s counsel. Devax’s counsel shall not provide any copies, or discuss the contents, of any such patent applications or prior art, with Devax. In the event that Devax is not reasonably satisfied with such investigation, prior to the expiration of such 60-day period, Devax may terminate this Agreement on notice to Occam without financial liability. Upon such termination, Devax shall return all information obtained from Occam or any of its Affiliates in the course of its due diligence investigation. All confidentiality obligations of Devax hereunder and shall survive such termination and the return of information in accordance with Article X.

(b) [ * * * ] upon the successful completion of (i) a 28-day animal study resulting in greater than fifty percent (50%) reduction in Late Loss in straight stent segments in those animals when compared to similar segments in the applicable bare metal control group, which study shall be commenced by Devax within six (6) months after the Effective Date and diligently prosecuted to completion, including production of a histomorphology report, a copy of which shall promptly be sent via courier parcel to Occam upon completion; and (ii) thirty (30) human implants resulting in an average of less than 0.35mm Late Loss in straight stent segments at the 6-month angiographic follow-up, in each case utilizing the Devax Stents with Occam’s Drug/Polymer Composite Formulation; provided, however, that if the 6-month angiographic follow-up in the above-referenced trial is not completed on or before that date which is twenty-four (24) months following the Effective Date, but the animal study has been completed with a 50% or greater reduction in Late Loss in straight stent segments, then the payment provided for in this Section 4.1(b) shall become due and payable based on the results generated from the above-referenced animal study. In the event Devax fails to commence the animal study within six (6) months from the Effective Date, Occam shall have the right to immediately terminate this Agreement without further notice to Devax. Each of the time periods specified in this Section 4.1(b) shall be extended in the event of any delay caused by the failure of Occam to provide coated Stents as ordered by Devax for the applicable study, such extension to be equal to the length of the delay actually caused by Occam’s failure to provide Devax

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

with the coated Stents for the applicable study. In the event that the results of the animal or human study does not meet the specified criteria (i) or (ii) as described in this paragraph, Devax may terminate this Agreement on written notice to Occam given within thirty (30) days after such results have been determined. In the event that this Agreement remains in full force and effect after completion of the animal and human study, but the animal and/or human study does not satisfy the specified criteria (i) and/or (ii), and during the continuing term of this agreement Devax completes additional animal studies and/or human studies, then at such time as at least one of each of the animal and human studies, including the results of the initial animal and human study, satisfy the specified criteria (i) and (ii), the payment specified in this paragraph shall become due and payable.

(c) The payment to be made to Occam pursuant to Section 4.1(b) shall be made by Devax so that it is received by Occam within sixty (60) days after it becomes due and payable pursuant to Section 4.1(b) above and shall be non-refundable and non-creditable.

4.2 Royalties.

(a) Royalty Rate. Commencing with the calendar year 2005, Devax will pay to Occam a royalty equal to [***].

(b) Annual Minimum Royalty. Commencing with the calendar year 2005 and for each calendar year thereafter so long as this Agreement remains in force and effect, Devax shall pay a minimum annual royalty to Occam in the sum of [***] (the “Minimum Annual Royalty”). In the event that in any calendar year the [***] royalties payable for such year are [***], then the shortfall for that year shall be payable to Occam on or before the due date for the royalties for the last quarter of such calendar year.

(c) Royalty Obligation. The obligation to pay royalties hereunder will arise upon the sale by Devax, its Affiliates or its Sublicensees, if any, to third parties, except that the Minimum Annual Royalty shall be due even if there are no Net Sales of Royalty Bearing Products. Sublicense Royalties due will be deemed to accrue when Royalty Bearing Products are sold to such un-Affiliated third party. The obligation to pay royalties to Occam will be imposed only once with respect to the same unit of Royalty Bearing Product.

(d) Payment of Royalties. All royalty amounts payable to Occam pursuant to this Section will be paid quarterly within sixty (60) days following the completion of the applicable calendar quarter, will be made in United States Dollars and will be calculated in the currency of the sale and then converted into United States Dollars at the conversion rate existing in the United States (referencing the “U.S. dollar noon buying rates” or its equivalent) published in the Wall Street Journal on the last working day of each period during which royalties are calculated, net of applicable exchange related charges. Each royalty payment will be accompanied by a statement from Devax showing total Net Sales, the applicable royalty rate and the total royalty payment owing.

(e) Occam shall have the right to audit the records of Devax pertaining to the sale of Royalty Bearing Products. Devax will provide Occam and its representatives with access to the records during reasonable business hours, to check, at Occam’s expense, the royalties due under this Agreement. Occam will give Devax written notice of its election to audit the records related to the royalties due not less than ten (10) business days prior to the proposed date of review of Devax’s records by Occam’s representatives. Any such audit shall be conducted by a licensed certified public accountant who shall be required to execute a non-disclosure agreement prior to reviewing any of Devax’s records. Devax will maintain sufficient records to permit the audit for three (3) years after the completion of each respective reporting period. Devax will prepare its records and reports according to GAAP. Upon completion of any audit, the auditors will report to Occam the amount of the discrepancy in payment, if any, and Occam will promptly provide a copy of the results to Devax. If an audit reveals an underpayment or overpayment by Devax, Devax will pay, or Occam will refund, as applicable, the amount due. If an audit reveals an underpayment of more than five percent (5%), Devax will pay interest on the underpayment, computed from the date of such underpayment at an annual rate equal to the U.S. prime rate as published in The Wall Street Journal as of the date of such underpayment plus five percent (5%). Each party shall be responsible for their own expenses in connection with the audit. Any disagreement as to the results of the audit shall be decided by neutral, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, upon the written request of one party after service of that request on the other party. The parties shall attempt to agree on one arbitrator. If they cannot agree on one arbitrator, each party shall select one arbitrator and those two arbitrators shall agree upon a third arbitrator who alone shall hear and determine the dispute. The cost of the arbitration shall be borne equally by the parties. All arbitrators designated by the parties shall be retired judges who previously presided in courts in the State of California. The arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure and the parties shall have the right to discovery in accordance with California Code of Civil Procedure Section 1283.05.

4.3 Payment Procedures; Withholdings. Each amount required to be paid under this Agreement to Occam will be paid via wire transfer to an account designated in writing by Occam. Devax shall pay, and shall indemnify and hold Occam harmless from, all taxes, duties and levies directly imposed by all foreign, federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on transactions or payments under this Agreement, other than taxes imposed on Occam’s net income. All amounts payable hereunder by Devax shall be paid without deduction or withholding for or on account of Occam; provided, however, that if Devax is required by law to deduct or withhold any taxes, levies, or charges in respect of any amounts payable to Occam hereunder, Devax shall pay the relevant taxation authority the minimum amounts necessary to comply with applicable law in a timely manner prior to the date on which interest or penalties will attach thereto. Notwithstanding the foregoing, provided that Occam provides Devax with appropriate documentation providing that the royalty payments made to Occam by Devax under this Agreement are exempt from deduction or withholding of tax imposed by a particular taxation authority, all payments made by Devax to Occam under this Agreement with respect to royalties subject to such requirement to withhold shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by such taxation authority.

4.4 Warrant. As additional consideration for the rights granted by, and the obligations of, Occam hereunder Devax shall issue to Occam a warrant to purchase 658,335 shares of Devax common stock at an exercise price of $2.96 per share (the “Warrant”). The Warrant shall not be exercisable until the successful completion of (i) a 28-day animal study resulting in greater than fifty percent (50%) reduction in Late Loss in straight stent segments in those animals when compared to similar segments in the applicable bare metal control group, and (ii) thirty (30) human implants resulting in an average of less than 0.35mm Late Loss in straight stent segments at the 6-month angiographic follow-up, in each case utilizing the Devax Stents with Occam’s Drug/Polymer Composite Formulation. The form of the Warrant is attached as Exhibit 3.

4.5 Right to Participate in Subsequent Sale or Issuance. Devax hereby grants Occam a right to participate with respect to any sale or issuance by Devax after the date hereof of any shares of, or other securities or rights convertible into or exercisable for, or entitling the holder thereof to receive directly or indirectly, additional shares of Devax’s common stock or securities convertible into or exercisable or exchangeable for common stock. Such right shall be governed by the terms of Devax’ Investor Rights Agreement, as amended to include Occam.

ARTICLE V

TESTING AND CLINICAL TRIALS

5.1 Additional Testing. The Parties acknowledge that there will be a substantial amount of testing to be performed on the Devax Stent coated with Occam’s Drug/Polymer Composite Formulation, including, without limitation, in-vitro feasibility testing for the combination of the Stent, the coating and the drug such as drug elution, biocompatibility, design verification and process validation; and required animal studies, human clinical studies, including a CE Mark clinical study, U.S. FDA pilot study and U.S. IDE clinical study. In addition there will be various submissions to regulatory agencies both within and outside of the United States to receive approval for the marketing of the Devax Stent coated with Occam’s Drug/Polymer Composite Formulation. Devax shall be responsible for conducting all necessary testing, performing proper clinical studies and trials and preparing and filing all required submissions to the appropriate regulatory agencies. All of such work shall be conducted and performed in a professional manner consistent with Good Laboratory Practices (“GLP”) and as further defined by FDA and/or EN (European Norm) standards for the conduct of trials.

5.2 Clinical Data. Subject to such information becoming available, Occam will provide Devax with access to its clinical data from its own testing activities to support Devax’s regulatory filings.

5.3 Payment for Testing, Trials and Submissions. Devax shall be solely responsible for all costs and expenses in connection with the conduct of all necessary studies, testing and trials in connection with the coated Devax Stent and the preparation and filing of submissions to the necessary regulatory bodies.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF OCCAM

Occam represents and warrants to Devax as follows:

6.1 Organization of Occam. Occam is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands. Occam has full power and authority to own,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or its business is conducted.

6.2 Authorization of Transaction. Occam has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated herein. All necessary actions, corporate or otherwise, have been taken by Occam to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated herein, and this Agreement is the legal, valid and binding obligation of Occam, enforceable against Occam in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies (collectively, “Enforcement Limitations”).

6.3 No Conflict With Obligations and Laws. Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated by this Agreement, will: (a) constitute a breach or violation of any provision of Occam’s charter documents or by-laws; (b) to the knowledge of Occam, require any authorization, approval, consent or waiver of any governmental authority or third party; (c) constitute (with or without the passage of time or giving of notice) a default under or breach of any contract, agreement, instrument, commitment or obligation to which Occam is a party or by which Occam is bound or give any Person the right to declare a breach, accelerate, terminate, modify or cancel any right or obligation thereunder, which in any such case would reasonably be expected to have a Material Adverse Effect; or (d) to the knowledge of Occam, result in a violation of any law, rule, regulation, administrative order or judicial order, decree or judgment, which in any such case would reasonably be expected to have a Material Adverse Effect.

6.4 Licensed Patents. [***] Exhibit 1 sets forth a complete and correct list of all patent applications and invention disclosures currently owned by Occam or licensed by Occam from one or more of its Affiliates related to Biolimus A9 and/or Occam’s Drug/Polymer Composite Formulation.

6.5 Finder’s Fees. Occam has not incurred nor become liable for any broker’s commission or finder’s fees relating to or in connection with the transactions contemplated by this Agreement.

6.6 Litigation. Occam has received no notice of any, and Occam has no knowledge of any, pending or threatened claim, action, suit, arbitration or other proceeding pending or, to the knowledge of Occam, threatened against Occam that will or would prevent or hinder the consummation of the transactions contemplated by this Agreement and there is no outstanding court order, court decree or court stipulation applicable to Occam that relates to this Agreement or affects the transactions contemplated by this Agreement.

6.7 Warranty Disclaimers. The parties acknowledge that Occam’s Drug/Polymer Composite Formulation on Devax’s Stents is being developed according to Devax’s specifications and requirements. Except as expressly provided in this Article VI, Occam makes no representations or warranties of any kind, express or implied, with respect to the License granted hereunder. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VI, OCCAM HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WITH RESPECT TO ANY RIGHTS LICENSED HEREUNDER. UNDER NO CIRCUMSTANCES WILL OCCAM BE LIABLE TO DEVAX OR ANY OF DEVAX’S INDEMNIFIED PERSONS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ARISING FROM ANY USE BY DEVAX OR DEVAX’S INDEMNIFIED PERSONS OF THE LICENSED ASSETS EVEN IF A REPRESENTATIVE OF OCCAM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF DEVAX

Devax hereby represents and warrants to Occam as follows:

7.1 Organization of Devax. Devax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

7.2 Authorization of Transaction. Devax has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated herein. All necessary actions, corporate or otherwise, have been taken by Devax to authorize and approve the execution, delivery and performance of this Agreement, the issuance of the Warrant and the transactions contemplated herein, and this Agreement is the legal, valid and binding obligation of Devax enforceable in accordance with its terms, except to the extent enforceability may be limited by Enforcement Limitations. The execution and delivery of this Agreement, the issuance of the Warrant, and the performance by Devax of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action by the Board of Directors of Devax.

7.3 No Conflict of Transaction with Obligations and Laws. Neither the execution, delivery and performance of this Agreement, the issuance of the Warrant, nor the performance of the transactions contemplated by this Agreement, will: (a) constitute a breach or violation of Devax’s Articles of Incorporation or by-laws; (b) require any authorization, approval, consent or waiver of any governmental authority or third party; (c) constitute (with or without the passage of time or the giving of notice) a default under or breach of any contract, agreement, instrument, commitment or obligation to which Devax is a party or by which Devax is bound, which in any such case would reasonably be expected to have a Material Adverse Effect; or (d) result in a violation of any law, rule, regulation, administrative order, judicial order, decree or judgment applicable to Devax, which in any such case would reasonably be expected to have a Material Adverse Effect.

7.4 Finder’s Fee. Devax has not incurred nor become liable for any broker’s commission or finder’s fees relating to or in connection with the transactions contemplated by this Agreement.

7.5 Litigation. Devax has received no notice of any, and Devax has no knowledge of any, pending or threatened claim, action, suit, arbitration or other proceeding pending or, to the knowledge of Devax, threatened against Devax that will or would prevent or hinder the consummation of the transactions contemplated by this Agreement and there is no outstanding court order, court decree or court stipulation applicable to Devax that relates to this Agreement or affects the transactions contemplated by this Agreement.

7.6 Devax’s Rights to the Devax Stent. Devax owns and holds all rights to the Devax Stent and Stent System, neither of which (currently or would after commercialization) infringe or otherwise conflict with, any proprietary or other rights of any third party.

7.7 Rights Limited to Field of Use. Devax will not practice any of the rights in, to or under the Licensed Assets outside of Devax’s Non-Exclusive Field of Use.

7.8 Warranty Disclaimers. Except as expressly provided in this Article VII, Devax makes no representations or warranties of any kind, express or implied, with respect to the subject matter of this Agreement. UNDER NO CIRCUMSTANCES WILL DEVAX BE LIABLE TO OCCAM OR ANY OF OCCAM’S INDEMNIFIED PERSONS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS ARISING FROM ANY USE BY DEVAX OR DEVAX’S INDEMNIFIED PERSONS OF THE LICENSED ASSETS OR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT EVEN IF A REPRESENTATIVE OF OCCAM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING, PROVIDED HOWEVER THAT THE FOREGOING LIMITATION ON DAMAGES SHALL NOT APPLY TO ANY UNAUTHORIZED USE OR DISCLOSURE BY DEVAX OF CONFIDENTIAL INFORMATION OF OCCAM.

7.9 Capitalization of Devax. Immediately prior to the Effective Date, there are (a) one million eight hundred forty-nine thousand five hundred (1,849,500) shares of common stock of Devax issued and outstanding, (b) nine hundred three thousand nine hundred sixty (903,960) shares of Series A Preferred Stock issued and outstanding, (c) two million ninety-two thousand one hundred sixty-nine (2,092,169) shares of Series B Preferred Stock issued and outstanding, (d) outstanding warrants to purchase one hundred twenty thousand one hundred fifty-one (120,151) shares of common stock of Devax, (e) outstanding warrants to purchase two hundred five thousand and sixty-five (205,065) shares of Series B Preferred Stock and (f) options to purchase one million four hundred twelve thousand five hundred (1,412,500) shares of Devax common stock authorized for grant, of which one million ninety-one thousand options (1,091,000) shares of Devax common stock have been granted. The shares available for purchase by Occam pursuant to the Warrant constitute ten percent (10%) of the sum of (i) the issued and outstanding common stock and preferred stock of Devax, (ii) outstanding warrants to purchase common stock and Series B Preferred stock of Devax and (iiii) authorized options to purchase Devax common stock.

ARTICLE VIII

RIGHTS AND OBLIGATIONS SUBSEQUENT TO EXECUTION OF AGREEMENT

8.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations contained in or contemplated by this Agreement are material, will be deemed to have

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

been relied upon by the other Party and will survive the execution of this Agreement, regardless of any investigation and will not merge in the performance of any obligation by the Parties hereto.

8.2 No Hiring. For a period of one year following the Effective Date, neither Party will hire for employment any employee of the other Party of whom such party becomes aware as a result of the transactions contemplated by this Agreement.

8.3 Licensed Patents; Prosecution and Defense.

(a) Occam will have the sole right, but not the obligation, to prepare, prosecute and maintain the Licensed Patents. The cost of such preparation, prosecution and maintenance of such Licensed Patents will be paid by Occam.

(b) Each Party will promptly notify the other Party in writing of any infringement, possible infringement, misappropriation or possible misappropriation, of any of the Licensed Assets of which it becomes aware. Occam will have the sole right, but not the obligation, to enforce the Licensed Assets at its own expense against third parties for infringement or misappropriation of the Licensed Assets. Devax may join such enforcement action at its discretion and at its expense. Any recovery obtained as a result of such enforcement of the Licensed Assets within Devax’s Non-Exclusive Licensed Field of Use, by settlement or otherwise, will be retained or paid over to Occam. If Occam elects not to enforce the Licensed Assets against any infringement or misappropriation, then Occam will notify Devax of such election within ninety (90) days after becoming aware of such infringement or misappropriation, and Devax will then have the right, but not the obligation, to enforce the Licensed Assets at its own expense.

8.4 Insurance. At such time as Devax commences human clinical trials, Devax will obtain and maintain in force at all times during the term of this Agreement, and for a period of three (3) years thereafter, comprehensive general liability insurance, including product liability insurance, in an amount [***] in the aggregate with a reasonable deductible per occurrence, [***]. The limits of such policy shall be increased to [***] upon commercialization of the product. Occam and its Affiliates will be designated as additional insureds under such policy. A copy of such insurance policy(ies) shall be provided to Occam prior to the commencement of human clinical trials and shall be maintained for the entire term of this Agreement (including any renewals thereof) and for a period of three (3) years after the termination or expiration hereof. The policy shall provide for thirty (30) day written notice to Occam by the insurer in the event of any modifications, cancellation or termination thereof.

8.5 Use of Word “Biolimus”. So long as this Agreement remains in full force and effect and Devax is performing its obligations hereunder, Devax shall have the limited right to use the name “Biolimus A9” in connection with the marketing and promotion of Devax’s Stents incorporating Occam’s Drug/Polymer Composite Formulation, as well as references to any applicable clinical studies or other technical information made available by Occam for Devax’s marketing purposes. Except for the limited license set forth herein, Devax shall not use the name Biolimus A9 for any other purpose without the prior written consent of Occam and then, only as necessary in connection with Devax’s performance hereunder. Upon expiration or termination of this Agreement, Devax shall cease using any name or mark belonging to Occam or its Affiliates; provided, however, Devax may continue to use the mark in connection with the sale of remaining inventory of Devax’s Stents incorporating Occam’s Drug/Polymer Composite Formulation. The license granted hereby conveys no right to register any name or mark of Occam.

8.6 Other Occam Programs. Devax acknowledges that Occam and its Affiliates are engaged in the development and commercialization of drug-eluting stents using active pharmaceutical compounds, including Biolimus A9 and other compounds, and that Occam and such Affiliates may engage in research, development and commercialization programs that may compete with Devax’s own programs. Nothing in this Agreement shall be construed to prevent Occam and its Affiliates from engaging in such research and development programs and neither Occam nor its Affiliates shall have any obligation to Devax in connection therewith.

8.7 Future Improvements. Devax agrees that all Inventions that Occam or its Affiliates make, discover, conceive, reduce to practice or develop, in whole or in part, either alone or jointly with others, including Devax, related to Occam’s Drug/Polymer Composite Formulation and which is based on any Confidential Information of Occam shall be the sole property of Occam (or such Affiliate of Occam, as applicable) and Devax hereby assigns to Occam any and all rights, title and interest worldwide of Devax in and to any such Inventions.

8.8 Drug Pharmacology/Toxicity File. In connection with its regulatory filing for the Matrix Stent, Occam will prepare and submit to the FDA, on a confidential basis, a drug pharmacology/toxicity file (“Occam Drug File”) describing the material characterization and process description for the Drug/Polymer Composite Formulation and such other information relating to the Drug/Polymer Composite Formulation as the FDA may reasonably request. Occam will provide to Devax a letter which will permit the FDA to access Occam’s Drug File for the purpose of reviewing Devax’s regulatory submissions relating to Stents and Stent Systems. The Occam Drug File will be submitted to the FDA in advance of Devax’s submission to the FDA of an investigational device exemption application for its Stents and Stent Systems. In the event that the FDA requires more information from Occam to support Devax’s regulatory submissions relating to Stents and Stent Systems, Occam will make reasonable efforts to place such information into the Occam Drug File. To the extent required by law for Devax to have certain portions of the information in the Occam Drug File, Occam shall provide such information to Devax, which shall be Confidential Information under Article X.

8.9 Regulatory Inspections. While nothing herein provides Devax the right to see, review, or inspect production process regarded as proprietary by Occam, Occam shall permit Devax to review periodically Occam’s non-proprietary production and quality control procedures and records and to visit Occam’s, or its permitted designee’s, facilities at reasonable times with a representative of Occam present in order to assure satisfaction of the requirements of this Agreement. During the course of any such review or inspection by Devax, Occam will provide to Devax copies of any report of any internal or third-party audit of its proprietary production and quality control procedures (which may contain redactions of any Occam Confidential Information, in Occam’s discretion). Occam will notify Devax immediately of any inspection of its, or its designee’s facilities by a federal, state or local regulatory agency which relates to the manufacture or application of Drug/Polymer Composite Formulation and provide Devax with information about the progress and outcome of such inspection, including copies of any FDA Notice of Observations and other warnings, requests for remedial action, corrective actions or adverse finding.

8.10 Complaints. In the event that either Party receives any complaint regarding performance of the Drug/Polymer Composite Formulation, it shall notify the other party promptly. Occam will be responsible for evaluating complaints pertaining to the Drug/Polymer Composite Formulation and responding to Devax in writing; however, Devax will be responsible for preparing any medical device reports or other reports with the FDA or other federal, state or local governmental agency that may be required by law or regulation. Devax will make a preliminary evaluation of each complaint it receives and will conduct all follow-up and communication which it deems appropriate.

8.11 Specifications. Prior to the initiation of pivotal animal or human studies for application for a CE Mark, the Parties will agree as to the Specifications for the Drug/Polymer Composite Formulation as applied to the Stents, which Specifications shall include a target yield for the coating process. Either Party shall have the right to request a change to the Specifications during the term of this Agreement. In such event, the Party wishing to request a change shall notify the other Party of its request in writing. If the receiving Party agrees to such request, the Parties shall cooperate with each other to have such change to the Specifications approved by the FDA. If the FDA requires a change to the Specifications, Occam shall use commercially reasonable efforts to make such change and the costs for making such change as required by such regulatory agency shall be the responsibility of Devax. Occam shall use its commercially reasonable efforts to make such other changes to the Specifications as Devax may request, and Devax shall reimburse Occam for the actual, documented expenses incurred by Occam in connection with such changes.

ARTICLE IX

INDEMNIFICATION

9.1 General Indemnification by Occam. Subject to the provisions of this Article IX, Occam will defend, indemnify and hold harmless Devax’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them resulting from or arising out of any of the following:

(a) any breach of any of the representations or warranties made by Occam contained in this Agreement; and

(b) any breach of any of the covenants or agreements made by Occam in this Agreement.

Notwithstanding any other provision contained in this Agreement, Occam’s liability to Devax’s Indemnified Persons hereunder shall not exceed, in the aggregate, that amount paid to Occam by Devax pursuant to the terms of this Agreement, unless and solely to the extent such Losses arise from the gross negligence or willful misconduct of Occam.

9.2 General Indemnification by Devax. Subject to the provisions of this is Article IX, Devax will defend, indemnify and hold harmless Occam’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them resulting from or arising out of any of the following:

(a) any breach of any of the representations or warranties made by Devax in this Agreement;

(b) any breach of any of the covenants or agreements made by Devax in this Agreement;

(c) the research, development, use, sale or commercialization by Devax of any Royalty Bearing Products, or any other product utilizing any of the Licensed Assets, except for any liability or obligation arising from Occam’s work in connection therewith;

(d) any acts of any of Devax’s Sublicensees relating to the subject matter of the sublicense between Devax and such Sublicensee; and

(e) any liability or obligation arising from or in connection with the tests, trials, and/or submissions conducted or performed by Devax, except for any liability or obligation arising from Occam’s work in connection therewith.

9.3 Limitation on General Indemnification. Neither Occam nor Devax will have any indemnification liability under this Article unless one or more of the Indemnified Persons gives written notice to the applicable Indemnifying Person asserting a claim for indemnification in accordance with the procedures set forth in Section 9.4 of this Agreement.

9.4 Notice.

(a) An Indemnified Person will give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnifying Person is likely to give rise to an indemnification claim. The omission to give such notice to an Indemnifying Person will not relieve the Indemnifying Person of any liability under this Article except to the extent it was prejudiced thereby. As soon as practicable after the date of such notice, the Indemnified Person will provide the Indemnifying Person all information and documentation necessary to support and verify the Losses so claimed and the Indemnifying Person and its representatives will be given access to all books and records in the possession or control of the Indemnified Person which the Indemnifying Person reasonably determines to be related to such claim. The Indemnifying Person will have the right to defend the Indemnified Person against such claim for Losses with counsel of its choice.

(b) So long as the Indemnifying Person is conducting the defense of the claim for Losses in accordance with this Section 9.4, (i) the Indemnified Person may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the claim, (ii) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Person, which consent will not be unreasonably withheld or delayed, (iii) the Indemnified Person will reasonably cooperate with the Indemnifying Person’s defense of such claim, and (iv) the Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed; provided, however, that such consent of the Indemnified Person will not be required if the judgment or settlement contains a full release of claims against the Indemnified Person. Notwithstanding any other provision of this Section 9.4, if an Indemnified Person withholds its consent to a bona fide settlement offer, where but for such action the Indemnifying Person could have settled such claim, the Indemnifying Person will be required to indemnify the Indemnified Person only up to a maximum of the bona fide settlement offer for which the Indemnifying Person could have settled such claim.

9.5 Payment of Indemnification. Claims for indemnification under this Article will be paid or otherwise satisfied by the Indemnifying Person within thirty (30) days after notice thereof is given by the Indemnified Person. Payments made after such date will bear interest at an annual rate equal to the prime rate as published in The Wall Street Journal as of the 30th day following such notice plus five percent (5%), but not to exceed twelve percent (12%), in each case on that portion of the claim that represents actual out-of-pocket expenses paid by the Indemnified Person (if any).

ARTICLE X

CONFIDENTIALITY

10.1 Confidentiality.

(a) “Confidential Information” means, except as provided below, confidential and proprietary information of a Party, whether in written, printed, verbal or electronic form, and whether disclosed before or after the Effective Date, including research and development activities, product design details and specifications, molecular structures, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements and vendor information, customer lists, personnel information and strategic plans. Confidential Information will not include information that: (i) is now, or hereafter becomes generally known or available to the public through no act or failure to act on the part of the receiving Party; (ii) was acquired by the receiving Party before receiving such information from the disclosing Party through no breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving Party by a third party without any breach of any duty of confidentiality owed to the disclosing Party and without restriction as to use or disclosure; or (iv) is information that the receiving Party can document was independently developed by the receiving Party without any use of the disclosing Party’s Confidential Information.

(b) Each Party, when it is the receiving Party agrees: (i) to hold the disclosing Party’s Confidential Information in strict confidence and not to disclose such Confidential Information to any other person or entity without the prior written consent of the disclosing Party; (ii) not to use, at any time following the execution of this Agreement, any Confidential Information of the disclosing Party for its own benefit or for the benefit of any other person or entity for any purpose other than for the express purposes permitted under this Agreement; and (iii) to limit the disclosure of Confidential Information to Permitted Persons. For purposes hereof, the term “Permitted Person” shall mean the receiving officers and employees who have a need to know in order to carry out the obligations under this Agreement, provided each has agreed in writing to maintain the confidentiality of the Confidential Information in a manner no less protective than that set forth herein and “Permitted Persons” shall be deemed to include the Affiliates of either Party.

(c) The restrictions contained in this Section 10.1 will not apply to any disclosures by Occam to any third party in private business discussions (including that Occam will be permitted to disclose the existence or terms of this Agreement or Confidential Information to any prospective investor, acquirer, other financing source, licensee or Sublicensee or any other third party with whom Occam is considering entering into a commercial relationship), so long as such third party has agreed in writing to be bound by confidentiality provisions substantially similar to those contained in this Section 10.1. Notwithstanding the foregoing, Devax shall entitled to disclose the existence and terms of this agreement to any third party in private business discussions including to any prospective investor, acquirer, other financing source, or any other third party with whom Devax

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

is considering entering into a commercial relationship, so long as (i) such third party has agreed in writing to be bound by confidentiality provisions substantially similar to those contained in this Section 10.1 and (ii) Devax has identified such third party to Occam.

(d) In the event a receiving Party is required to disclose Confidential Information of the disclosing Party by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that the receiving Party will (i) use reasonable efforts under the circumstances to provide advance notice to the disclosing Party of the required disclosure to allow the disclosing Party an opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure and (ii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.

(e) The receiving Party agrees that its obligations hereunder are necessary and reasonable to protect the disclosing Party’s business interests and that the unauthorized disclosure or use of the disclosing Party’s Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Agreement, the disclosing Party may have no adequate remedy at law and accordingly, that the disclosing Party will have the right to seek an immediate injunction enjoining any breach or threatened breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

(f) Upon the request of the disclosing Party and/or termination of this Agreement, the receiving Party will promptly return to the disclosing Party or destroy all material embodying Confidential Information in its possession or under its control, including all copies thereof, provided however, the receiving Party shall be entitled to retain any such material that it is required to maintain pursuant to applicable law or regulation.

ARTICLE XI

TERM AND TERMINATION OF AGREEMENT

11.1 Term of Agreement. This Agreement shall commence upon the Effective Date and shall continue in force for a period of eight (8) years thereafter, unless earlier terminated pursuant to the provisions hereof.

(a) Renewal of Term. This Agreement shall automatically renew for successive periods of one (1) year each, provided that Devax has sold [***] of a Royalty Bearing Product during the previous one-year period and is otherwise in compliance with all other terms and conditions of this Agreement. If Devax fails to sell the requisite number of units required hereunder, Occam shall have the option of terminating this Agreement upon one hundred (120) days written notice to Devax, given within ninety (90) days following the end of such one year period.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

11.2 Termination by Devax Upon Occam Breach. This Agreement may be terminated by Devax if at any time following the Effective Date (i) Devax determines that there existed a breach of any representation or warranty by Occam contained in this Agreement in any material respect at the Effective Date; or (ii) Occam fails to perform any post-execution obligation or covenant contained in this Agreement, provided, however, that if such failure is capable of being cured, then such termination right will not exist unless such failure has not been cured within thirty (30) days of Devax’s delivery to Occam of written notice of such failure.

11.3 Termination by Occam Upon Devax Breach. In addition to the termination provisions contained elsewhere in this Agreement, this Agreement may be terminated by Occam if at any time following the Effective Date: (i) Occam determines that there existed a breach of any representation or warranty by Devax contained in this Agreement in any material respect at the Effective Date; (ii) Devax fails to perform any post-execution obligation or covenant contained in this Agreement, provided, however, that if such failure is capable of being cured, then such termination right will not exist unless such failure has not been cured within thirty (30) days of Occam’s delivery to Devax of written notice of such failure; (iii) upon thirty (30) days’ written notice to Devax in the event Devax does not commence commercial sales of Devax’s Stents utilizing Occam’s Drug/Polymer Composite Formulation outside of the United States by [***] and in the United States by [***]; (iv) upon thirty (30) days’ written notice to Devax in the event Devax fails to make the Minimum Annual Royalty payment to Occam pursuant to Section 4.2; (v) immediately if Devax makes an assignment for the benefit of creditors, shall file a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver or trustee is appointed with respect to a substantial part of Devax’s assets or a similar proceeding is commenced against Devax which will substantially impair its ability to perform hereunder, or (iv) Devax assigns this Agreement without the consent of Occam as required under Section 12.6 hereof.

11.4 Termination by Devax. This Agreement may be terminated by Devax in accordance with Section 4.1(b). Devax may terminate this Agreement at any time prior to the completion of the Due Diligence Period described in Section 4.1(a) hereof and at any time subsequent to the payment of the [***] described in Section 4.1(b), upon thirty (30) days’ written notice to Occam. In addition, in the event of (a) the consolidation or merger of Devax with or into another corporation, or (b) the sale or other disposition of all or substantially all the properties and assets of Devax in its entirety to any other person (collectively, a “Corporate Event”) prior to the payment of the [***] described in Section 4.1(b), then Devax may terminate this Agreement effective on the closing of such Corporate Event upon payment of [***] to Occam.

11.5 Effect of Termination. Each Party’s right of termination under this Article is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Article, all further obligations of the Parties under this Agreement will terminate, except that the rights and obligations set forth in Sections 3.7(c) 4.2, 8.1, 8.2, 8.4, 8.5, 11.5 and Articles VI, VII, IX, X and XII, and each of their subparts, will survive in accordance with their respective terms; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all remedies will survive such termination unimpaired. Notwithstanding the foregoing, in the event of a termination, Devax shall continue to have the rights granted herein to the extent necessary to sell any remaining inventory and to complete and sell any work-in-process, subject to the payment of percentage royalties as set forth in Section 4.2.

ARTICLE XII

MISCELLANEOUS

12.1 Fees and Expenses. Except as provided below, each of the Parties will bear its own legal, accounting and all other expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

12.2 Notices. Any notice or other communication in connection with this Agreement must be in writing, must be addressed as provided below and will be deemed delivered when (a) actually delivered electronically (including in the form of facsimile transmission with receipt confirmed) or in person, provided that delivery is made during normal business hours, (b) three business days have elapsed after deposit in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) two business days after sent by nationally recognized overnight receipted courier:

if to Occam, to:

Occam International B.V.

Beemdstraat 23,

5653 MA Eindhoven

The Netherlands

Telephone: +41 (0) 40 250 2065

Facsimile: +41 (0) 40 250 2099

Attention: Managing Director

with a copy (which will not constitute notice to either Occam) to:

Karen G. Krasney, Esq.

135 S. Thurston Avenue

Los Angeles, CA 90049

Telephone: (310) 471-1530

Facsimile: (310) 471-4531

and (which will not constitute notice to either Occam) to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071-2371

Telephone: (213) 683-6000

Facsimile: (213) 627-0705

Attention: Rob R. Carlson, Esq.

if to Devax, to:

Devax, Inc.

13700 Alton Pkwy, #164

Irvine, CA 92618

Telephone: (949) 461-0450

Facsimile: (949) 461-0451

Attention: Chief Executive Officer

with a copy (which will not constitute notice to Devax) to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Telephone: (949) 725-4000

Facsimile: (949) 725-4100

Attention: Lawrence B. Cohn

and in any case at such other address as a Party may specify by written notice. All periods of notice will be measured from the date of deemed delivery as provided in this Section.

12.3 Publicity and Disclosures. On or after the date of this Agreement, the Parties may issue press releases substantially in the form attached hereto as Exhibit 4. No other press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement may be made that discloses additional information without the mutual consent of the Parties except to announce the execution of this Agreement or to the extent required by applicable law, rule or regulation (including stock exchange requirement). To the extent that a release of information is required by applicable law, rule or regulation (including stock exchange requirement), the disclosing Party will use commercially reasonable efforts to ensure that the content is accurate and in accordance with reasonable business standards and will, to the extent practicable, provide the other Party with advance notice of the proposed disclosure and an opportunity to review and comment upon such disclosure. Notwithstanding the foregoing, the preceding sentence will not apply to any public disclosure by Devax of Occam’s Drug/Polymer Composite Formulation following the execution of this Agreement, which is hereby prohibited under all circumstances.

12.4 Entire Agreement. This Agreement (including all exhibits) and all documents delivered pursuant to or referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and all promises, representations, understandings, warranties, agreements and inducements to the making of this Agreement relied upon by any Party have been expressed in this Agreement or in such documents. This Agreement (including all exhibits) supercedes and replaces all prior agreements, written or oral, between the Parties with respect to the subject matter hereof, including the Letter of Intent dated August 5, 2003 executed by the Parties.

12.5 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and such invalidity or unenforceability in any specific situation will not affect the validity or enforceability of such provision in other situations. Additionally, to the extent any provision of this Agreement is invalid or unenforceable, it will be interpreted and applied as close to its original meaning as is permissible.

12.6 Assignability. Neither this Agreement, nor any right or obligation hereunder, may be assigned by Devax without the prior written consent of Occam. A sale or transfer of more than fifty percent (50%) of Devax’s outstanding capital stock to a single entity or group of related entities, or a merger or consolidation in which Devax is not the surviving corporation and the stockholders of Devax do not own at least fifty percent (50%) of the outstanding capital stock of the survivor, shall be deemed an assignment for purposes of this Section 12.6. In addition, any attempted transfer by Devax of the technology related to the Devax Stent shall be subject to the prior written approval of Occam, which approval shall not be unreasonably withheld. Unless otherwise expressly consented to by the other Party under this Agreement, no assignment by any Party will relieve that Party of any obligations under any agreement, document or instrument executed and delivered pursuant to this Agreement. Any purported assignment in violation of this Agreement will be null and void. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Occam shall have the right to assign this Agreement in its discretion, provided any such assignee is qualified to perform the Coating Services.

12.7 Amendment. This Agreement may be amended only by a written agreement executed by Devax and Occam.

12.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California and the United States, as though made and to be fully performed therein without regard to conflicts of laws principles thereof. The Parties agree that any legal or equitable action arising out of any dispute under this Agreement (other than the arbitration proceedings set forth in Sections 3.7(c) and 4.2(e)) shall only be commenced in any federal or state court located in Orange County, California having subject matter jurisdiction over such action and that any such court shall have jurisdiction over the Parties and venue of the action shall be appropriate in such court. The Party prevailing in any such action shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with any such litigation.

12.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and all signatures need not appear on any one counterpart.

12.10 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. When used in this Agreement, the words “including” or “includes” are deemed to be followed by the words “without limitation.”

12.11 Headings. Any table of contents, title or Article or Section heading is for convenience of reference only and will not affect the meaning or construction of any of the provisions of this Agreement

12.12 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein will mean United States dollars and all payments hereunder will be made in United States dollars.

12.13 Further Assurances. Occam and Devax, from time to time after the execution of this Agreement at the request of the other Party and without further consideration, will execute and deliver further instruments of transfer and assignment (in addition to those specifically contemplated in this Agreement) and take such other action as such other Party may reasonably request to more effectively fulfill the intents and purposes of this Agreement.

12.14 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer on any person other than the Parties or their respective Affiliates, representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.15 Waiver. No delay or omission on the part of either Party in requiring performance by the other Party hereunder, or in exercising any right hereunder, shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver or omission or delay in requiring performance or exercising any right hereunder on one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

12.16 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including, but not limited to, fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials; provided, however, that the Party claiming that a force majeure has affected its performance shall give notice to the other Party within ten (10) days of becoming aware of the occurrence of force majeure, giving full particulars of the cause or event and the date of first occurrence thereof. The Party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement as soon as possible.

12.17 Independent Contractors. Occam and Devax are independent contractors and nothing contained in this Agreement shall be construed to constitute either party as a partner, joint venturer, co-owner, or employee of the other party, and neither party shall hold itself out as such. Neither party has any right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

DEVAX, INC.

By:	/s/ JEFFREY THIEL
Jeffrey Thiel
Its:	Chief Executive Officer

OCCAM INTERNATIONAL B.V.

By:	/s/ JEFFREY JUMP
Jeffrey Jump
Its:	Managing Director

[Signature Page to License Agreement]

EXHIBIT 1

LICENSED PATENTS

Perkins Coie Reference: N/A

Filed: 11/05/01

Serial No. 60/337970 Provisional

Title: Coatings for Stents

Inventors: John E. Shulze, Ronald E. Betts and Douglas R. Savage

Perkins Coie Reference: 38779-8001

Filed: 04/24/02

Serial No. 10/133,814

Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis

Inventors: John E. Shulze, Ronald E. Betts and Douglas R. Savage

Perkins Coie Reference: 38779-8001.US00

Continuation-in-Part of USSN: 10/133,814

Filed: 03/05/03

Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis

Inventors: John E. Shulze, Ronald E. Betts and Douglas R. Savage

Perkins Coie Reference: 38779-8001.US01

Continuation-in-Part of USSN: 10/133,814

Filed: 03/05/03

Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis

Inventors: John E. Shulze, Ronald E. Betts and Douglas R. Savage

Perkins Coie Reference: 38779-8001.US02

Divisional of USSN: 10/133,814

Filed: 03/05/03

Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis

Inventors: John E. Shulze, Ronald E. Betts and Douglas R. Savage

Perkins Coie Reference: N/A

USSN: 10/150,909

Filed: Not yet filed, Claims directed to Proprietary Compounds

Title: Drug-Delivery Endovascular Stent and Method for Treating Restenosis

Inventors:, Ronald E. Betts and Douglas R. Savage, John E. Shulze

Perkins Coie Reference: Attorney Docket No: 38779.8002.US00

Not yet filed, Claims directed to: Proprietary Compounds 40-O-Alkoxyalkyl Rapamycin

Derivatives and Compositions Comprising Same,

Inventors: Ronald E. Betts and Douglas R. Savage, John E. Shulze

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 2

OCCAM’S DRUG/POLYMER COMPOSITE FORMULATION

[***]

EXHIBIT 3

FORM OF WARRANT

THE WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DEVAX, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No. CS 2003-	, 2003

THIS CERTIFIES THAT, for value received, Occam International, B.V., a Netherlands corporation, with its principal office at Beemdstraat 23, 5653 MA Eindhoven, The Netherlands, (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from DEVAX, INC., a Delaware corporation, with its principal office at 13700 Alton Parkway, Suite 164, Irvine, California 92618 (the “Company”) Six Hundred and Fifty Eight Thousand, Three Hundred and Thirty Five (658,335) shares of Common Stock of the Company at an exercise price of Two and 96/100 Dollars ($2.96) per share (the “Exercise Price”). For purposes of this Warrant, such shares of Common Stock shall be “Warrant Shares.” The term “Warrant Shares” as used herein includes the shares or other securities of the Company (and such other securities or property into which such shares or other securities may hereafter be changed) which are at the time receivable by the Holder upon exercise of this Warrant. The term “Warrant” as used herein shall include this Warrant and any Warrant delivered in substitution or exchange herefor, as provided herein. Certain rights and obligations attach to this Warrant pursuant to that certain Amended and Restated Investor Rights Agreement dated as of August 6, 2001, as amended December    , 2003 (the “Investor Rights Agreement”), between the Company, certain investors in the Company and the original Holder of this Warrant, a copy of which is available from the Company upon request.

1. EXERCISE PERIOD. “Exercise Period” shall mean the period:

(a) commencing with the successful completion of (i) a 28-day animal study resulting in greater than fifty percent (50%) reduction in Late Loss in straight stent segments in those animals when compared to similar segments in the applicable bare metal control group, and (ii) thirty (30) human implants resulting in an average of less than 0.35mm Late Loss in straight stent segments at the 6-month angiographic follow-up, in each case utilizing the Devax Stents with Occam’s Drug/Polymer Composite Formulation (all terms in the foregoing have the meaning set forth in the License Agreement between the Company and the original Holder of this Warrant dated             , 2003) (the “License Agreement”), and

(b) ending five (5) years thereafter, unless sooner terminated as provided below.

2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price either (i) in cash or by check, (ii) by cancellation of indebtedness or (iii) by Net Exercise under Section 2.1 hereto; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant and within ten (10) days thereafter, a certificate or certificates for the Warrant Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Warrant Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

In the event this Warrant is exercised for less than all of the Warrant Shares issuable upon exercise hereof, the Company shall cancel this Warrant and, within ten (10) days after this Warrant has been surrendered, execute and deliver to the Holder a new warrant of like tenor representing the number of unexercised Warrant Shares. Notwithstanding anything contained to the contrary herein, this Warrant may not be exercised during the twenty (20) day period immediately prior to the closing of the Company’s initial public offering of its capital stock.

Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one (1) share of the Warrant Shares is greater than the Exercise Price (at the date of calculation as set forth below) in lieu of exercising this Warrant by payment of cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X =	Y (A-B)
A

Where	X =	the number of Warrant Shares to be issued to the Holder

	Y =	the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one (1) share of the Warrant Shares (at the date of such calculation)

B =	Exercise Price (adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one (1) share of the Warrant Shares shall be determined by the Company’s Board of Directors in good faith, provided, however, that:

in the event that this Warrant is exercised pursuant to this Section 2.1 in connection with the Company’s initial public offering of its Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which each Warrant Share is convertible at the time of such exercise;

in the event that this Warrant is exercised pursuant to this Section 2.1 while the Company’s Common Stock is publicly traded, the fair market value per share shall be the closing price of the Company’s Common Stock as quoted by NASDAQ or listed on any exchange, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the trading day immediately prior to the date of the Holder’s election hereunder; or

in the event that this Warrant is exercised in connection with a Corporate Event or Qualified Corporate Event (such as defined in Section 7), then the fair market value of one (1) Warrant Share shall be equal to the per share price paid to the Company’s stockholders for each Warrant Share in such Corporate Event or Qualified Corporate Event (the “Merger Payment”). In the event that such Merger Payment includes any earn-outs, deferred payments or similar future contingent payments (the “Future Payments”), the value of such Future Payments for the purpose of calculating the Merger Payment shall be determined in good faith by the Company’s Board of Directors.

3. COVENANTS OF THE COMPANY.

Covenants as to Warrant Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Warrant Shares to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued Warrant Shares shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Shares to such number of shares as shall be sufficient for such purposes.

No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

Notices of Record Date. In the event of any taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4. REPRESENTATIONS OF HOLDER.

Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Warrant Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

Securities Are Not Registered.

The Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

The Holder recognizes that the Warrant and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Warrant Shares of the Company, or to comply with any exemption from such registration.

The Holder is aware that neither the Warrant nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

Disposition of Warrant and Exercise Shares.

The Holder agrees not to make any disposition of all or any part of the Warrant or Warrant Shares in any event unless and until:

The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Warrant or Warrant Shares under the Act or any applicable state securities laws.

(b) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5. ADJUSTMENT OF EXERCISE PRICE. In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 7 below. The form of this Warrant need not be changed because of any adjustment in the number of Warrant Shares subject to this Warrant.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a Warrant Share by such fraction.

7. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. In the event of, at any time during the Exercise Period, (a) any capital reorganization or any reclassification of the capital stock of the Company, (b) the consolidation or merger of the

Company with or into another corporation, or (c) the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person (collectively, a “Corporate Event”), then the Holder hereunder shall have the right at any time or times thereafter to exercise this Warrant, and upon such exercise the Holder shall receive the kind and number of shares or securities or other property to which a holder of the number of Warrant Shares deliverable upon exercise of this Warrant would have been entitled upon such Corporate Event; provided, however, in the event that (i) the consideration received in such Corporate Event is cash or (ii) the consideration received in such Corporate Event is shares that are of a publicly traded company listed on a national market or exchange (collectively, a “Qualified Corporate Event”), then the Company shall provide to the Holder twenty (20) days advance written notice of such Qualified Corporate Event and this Warrant shall be automatically net exercised pursuant to the terms of Section 2.1 unless exercised prior to the date of such Qualified Corporate Event. The Holder shall remain obligated to deliver to the Company the Notice of Exercise subsequent to such automatic net exercise. In the event of a Corporate Event during the period between the date of grant and the beginning of the Exercise Period, and the License Agreement is terminated pursuant to Section 11.4 thereof, this warrant shall terminate.

8. REGISTRATION RIGHTS, PARTICIPATION IN FUTURE FINANCINGS. The Holder shall be entitled to registration rights and participation rights, and, the Holder shall be subject to the benefits and restrictions of the Investor Rights Agreement, including Section 2.13 entitled “Market Stand-Off Agreement.”

9. NO STOCKHOLDER RIGHTS. Subject to Sections 5, 7, 8 and 12 hereof, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

10. TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company and the Company shall execute a new warrant in favor of such transferee, without charge.

11. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

12. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 13700 Alton Parkway, Suite 134, Irvine, California 92618 and to Holder at Beemdstraat 23, 5653 MA Eindhoven, The Netherlands, Attention: Managing Director, or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

(a) Whenever the Exercise Price or number of shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall issue a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and number of shares purchasable hereunder after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holder of this Warrant.

(b) In case:

(i) the Company shall take a record of the holders of its stock or securities at the time receivable upon the exercise of this Warrant for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(ii) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

(iii) of any voluntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will mail or cause to be mailed to the Holder or Holders a notice specifying, as the case may be, (A) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (B) the anticipated date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of such stock or securities at the time receivable upon exercise of this Warrant shall be entitled to exchange their stock or securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. The Company shall use its reasonable efforts to mail such notice at least twenty(20) days prior to the date therein specified.

13. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of California.

15. AMENDMENT. This Warrant may be amended only by the written agreement of (a) the Company and (b) the Holder.

16. INDEMNIFICATION. The Company shall indemnify, save and hold harmless Holder and the holder of any Warrant Shares from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses reasonably incurred, by such holder in connection with interpreting, preserving, exercising and/or enforcing any of the terms hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of this      day of                     , 2003.

DEVAX, INC.

Signature:

Print Name:

Title:

SIGNATURE PAGE

NOTICE OF EXERCISE

TO: DEVAX, INC.

(1) The undersigned hereby elects to purchase              Warrant Shares (as defined in the Warrant) of DEVAX, INC., a Delaware corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

The undersigned hereby elects to purchase              Warrant Shares of DEVAX, INC., a Delaware corporation (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

______________________

(Name)

______________________

______________________

(Address)

(3) The undersigned represents that (i) the aforesaid Warrant Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that the Warrant Shares issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid Warrant Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid Warrant Shares and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and

supply required information. Do not use this form to

purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Dated:                     , 20

Holder’s

Signature:

Holder’s

Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT 4

PRESS RELEASES

FOR IMMEDIATE RELEASE

Devax Licenses Coating and Drug-Eluting Technology for Its

Axxess Bifurcated Stent Platform from Occam International B.V.,

an Affiliate of Biosensors International

December X, 2003

Irvine, CA and Eindhoven, Netherlands. Devax and Occam International B.V., an affiliate of Biosensors International, jointly announced today that they have signed a license agreement to incorporate Occam’s proprietary coating and drug Biolimus A9 on the Devax Axxess Bifurcation Stent platform. Under terms of the license, Occam will provide coating services to Devax, and will receive milestone payments based on the success of clinical trials and a royalty on Devax’s sale of the product.

The Devax Axxess Bifurcation Stent system is specifically designed for the treatment of lesions at the bifurcations of the coronary vasculature. The uncoated Axxess stent received CE Mark approval in Europe in August 2003 and will be available outside the United States in the first quarter of 2004.

The drug-eluting stent is designed to reverse the narrowing of coronary arteries that is the hallmark of many cases of coronary artery disease. Implanted in an artery following balloon angioplasty, it uses the strength of its cylindrical metal mesh wall to maintain restored blood flow. Following implantation, it gradually releases (“elutes”) into surrounding tissues an anti-proliferative drug called Biolimus A9.

Biolimus A9 is formulated to inhibit excessive tissue formation around the stent following implantation, a common side effect called restenosis which often threatens to reverse the clinical benefits of the angioplasty and stent implantation procedures. Biolimus A9 is proprietary to Occam and its parent, Sun Biomedical, Ltd., and is being evaluated in clinical trials of its MATRIX™ stent in Europe, code-named the STEALTH I trial.

“This license is an important milestone for Devax,” said Jeff Thiel, President and CEO of Devax. “We have proven the clinical utility of the Axxess technology for the treatment of bifurcation lesions in coronary arteries. By incorporating the Occam coating and drug, we will have a stent system that provides the interventional cardiologist with a breakthrough device for the treatment of this difficult patient population.”

“We are excited to be working together with Devax, and this gives us the opportunity to be the first company in the stent industry to apply our potent antiproliferative drug, Biolimus A9, on the difficult class of bifurcation lesions,” stated Yoh-Chie Lu, President and CEO of Biosensors International.. “Bifurcation lesions represent approximately 30% of all cases, and typically have a much higher restenosis rate than lesions in non-branched vessels. We feel it is time to bring the benefits of drug-eluting stent technology to those patients having these more difficult-to-treat lesions such as bifurcations. Devax offers a highly innovative stent platform which can benefit from the drug-eluting stent coating technology we have developed.”

About Devax

Devax is a private, closely-held, emerging medical device company, which is developing unique stent and stent delivery systems for the treatment of bifurcated coronary, carotid and peripheral vascular applications.

Contact: Jeff Thiel, Chief Executive Officer – (949) 461-0450 x23

About Occam

Occam and its affiliated group of companies focuses its research in the fields of new drug discovery, stent design and local drug delivery coating development for interventional cardiology markets worldwide. Occam and Biosensors International are both subsidiaries of Sun Biomedical Ltd., and seek to become a leading group of companies specializing in cardiovascular technology.

For more information, please visit http://www.biosensors.com.sg.

U.S. Contact: Biosensors International USA, (949) 553-8300

InvestorInfo@Biosensors-usa.com

Media Relations contacts: Sean Collins, CCG, (818) 789-0100 or (310) 497-9205; or Valerie Bent, (702) 270-9696.

# # #

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT (“Second Amendment”) is effective as of May 1, 2007 and is made by and between Devax, Inc. (“Devax”) and Biosensors Europe SA, a Swiss corporation (“BESA”).

R E C I T A L S

A. Devax and BESA’s affiliate, Occam International B.V. (“Occam”), entered into that certain License Agreement dated as of December 22, 2003 (the “Agreement”) pursuant to which Occam licensed certain intellectual property rights to Devax and agreed to provide coating services to Devax.

B. Occam assigned all of its rights, title and interest in the Agreement to BESA.

C. The parties executed that certain Amendment to License Agreement dated January 4, 2007 (the “First Amendment”) which the parties intend shall be superseded by this Second Amendment.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	Definitions. All terms not defined herein shall have the meanings set forth in the Agreement.

2.	Right to Terminate. Section 2.3 of the Agreement is amended to read as follows:

“If Devax fails to obtain CE Mark approval for a Royalty Bearing Product by [***], or fails to commence commercial sales of Devax’s Stents utilizing Occam’s Drug/Polymer Composite Formulation outside the United States by [***] or within the United States by [***], BESA shall have the right to terminate this Agreement upon ninety (90) days’ written notice to Devax given within sixty (60) days of the applicable failure.”

3.	Termination Rights. Section 11.3, clause (iii) of the Agreement is amended to read as follows:

“(iii) upon thirty (30) days’ written notice to Devax in the event Devax does not commence commercial sales of Devax’s Stents utilizing Occam’s Drug/Polymer Composite Formulation outside of the United States by [***] and in the United States by [***].”

4. First Amendment Superseded. This Second Amendment shall supersede the First Amendment in its entirety and after the execution hereof, the First Amendment shall be of no further force or effect.

5. No Other Changes. Except as expressly amended herein, all terms and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended by this Second Amendment.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first above written.

DEVAX, INC.	BIOSENSORS EUROPE SA

/s/ JEFFREY THIEL	/s/ JEFFREY JUMP
Jeffrey Thiel,	Name:	Jeffrey Jump
President and COO	Title: